Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-105005 and File No. 333-122201) of Family Dollar Stores, Inc. of our report dated November 2, 2004, except for Note 13 which is as of April 14, 2005 relating to the consolidated financial statements, which appear in this Form 10-K/A.

PricewaterhouseCoopers LLP

Charlotte, North Carolina

April 15, 2005